Exhibit 99.1



           Pope Resources Increases Its Quarterly Distribution by 12%


    POULSBO, Wash.--(BUSINESS WIRE)--Aug. 23, 2006--Pope Resources (Nasdaq:POPEZ) announced today a quarterly distribution of 28 cents per unit, effective for unitholders of record on September 8, 2006 and payable on September 22, 2006. This represents a 12% increase in the partnership's quarterly distribution, or a three-cent increase from the prior quarterly distribution of 25 cents per unit. "We are pleased to be able to grow our distribution rate, while at the same time assuring that we have adequate capital to facilitate the company's future growth initiatives," said David L. Nunes, President and CEO.

    About Pope Resources

    Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage over 400,000 acres of timberland and development property in Washington and Oregon. In addition, we provide forestry consulting and timberland management services to third-party owners and managers of timberland in Washington, Oregon, and California. The company and its predecessor companies have owned and managed timberlands and development properties for more than 150 years. Additional information on the company can be found at www.orm.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.


    CONTACT: Pope Resources
             Tom Ringo, 360-697-6626
             Fax: 360-697-1156